Exhibit 1.1

Articles of Association

Modern Times Group MTG AB, Company Reg. No. 556309-9158

Adopted by the shareholders at the Annual General Meeting on 18 May 2011

(Please note that this is a translation from the Swedish prevailing version)

§ 1

The name of the Company is Modern Times Group MTG AB. The Company is a public company (publ).

§ 2

The board of directors shall have its registered office in the municipality of Stockholm.

§ 3

The primary purpose of the Company's business shall be to generate profit for its shareholders.

The object of the Company's business is to develop and sell goods and services within the media, information and communications businesses and other activities compatible therewith.

The Company shall also be entitled to own and manage real estate as well as shares and other movables, and carry on other activities compatible therewith.

The Company shall have the right to guarantee or otherwise pledge security for obligations assumed by other companies within the group.

§ 4

The Company's share capital shall be not less than SEK 298,000,000 and not more than SEK 1,192,000,000.

The number of shares in the Company shall be not less than 59,600,000 and not more than 238,400,000.

§ 5

Shares may be issued in three Classes, Class A, Class B and Class C. Class A shares may be issued to a maximum number of 238,400,000, Class B shares to a maximum number of 238,400,000 and Class C shares to a maximum number of 238,400,000. Each Class A share carry ten votes and each Class B share and Class C share carry one vote.

Class C shares do not entitle to dividends. Upon the Company's liquidation, Class C shares carry an equivalent right to the Company’s assets as the other classes of shares, however not to an amount exceeding up to the quota value of the share, annualised as per day of distribution with an interest rate of STIBOR 30 days with an additional one percentage point calculated from the day of payment of the subscription price. STIBOR 30 days is set on the first business day of each calendar month.

Should the Company resolves on an issue of new Class A, Class B and Class C shares, against other payment than contribution in kind, each holder of Class A, Class B and Class C shares has preferential rights to subscribe for new shares of the same class in proportion to the number of old shares held by such holder (primary preferential rights). Shares not subscribed for with primary preferential rights shall be offered for subscription to all shareholders in the Company (subsidiary preferential rights). If the number of shares so offered is less than the number subscribed for with subsidiary preferential rights, the shares shall be distributed among the subscribers in proportion to the number of already shares held, or, to the extent that this is not possible, by lot.

Should the Company resolves on an issue of new shares solely of Class A shares, Class B shares or Class C shares, against other payment than contribution in kind, all shareholders, irrespective of which class of shares held, are entitled to preferential rights to subscribe for new shares in proportion to the number of shares previously held.

The stipulations regarding preferential rights shall apply mutatis mutandis for new issues of warrants and convertible debt, and shall not infringe on the possibility to resolve on an issue in which the preferential rights of shareholders are waived.

If the share capital is increased by a bonus issue, where new shares are issued, new shares of Class A and Class B shall be issued in relation to the number of shares of the same classes already held. In such cases, old shares of a specific class shall entitle to new shares of the same class. Class C shares do not carry rights to participate in bonus issues. Following a requisite amendment in the Articles of Association, the aforementioned stipulation shall not infringe on the possibility to issue shares of a new class by a bonus issue.

Reduction of the share capital, however not below the minimum share capital, may on request of holders of Class C shares or as resolved by the Company’s Board of Directors or General Meeting, be made by redemption of Class C shares. A request from a shareholder shall be made in writing to the Company's Board of Directors and the Board of Directors shall promptly act on the matter. When a resolution on reduction has been passed, an amount corresponding to the reduction amount shall be transferred to the Company’s equity reserves, if the required funds are available.

The redemption payment per Class C share shall correspond to the quota value of the share annualised per day with an interest rate of STIBOR 30 days with additional one percentage point calculated from the day of payment of the subscription price. STIBOR 30 days shall be initially set on the day of payment of the subscription price.

Following notice of the redemption resolution, holders having requested redemption shall promptly receive payment for the share, or, if authorisation from the Swedish Companies Registration Office or a court is required, following notice that the final decision has been registered.

Upon decision by the Board of Directors, Class C shares shall be reclassified into Class B shares, provided that the shares are held by the Company. Immediately thereafter, the Board of Directors shall report the reclassification to the Swedish Companies Registration Office (Sw. Bolagsverket) for registration. The reclassification is effected when it has been registered and the reclassification been noted in the Swedish Central Securities Depository.

It shall be possible to reclassify Class A shares to Class B shares. Holders of Class A shares shall, during the calendar months January and July each year (the "Reclassification periods"), be entitled to request that all or part of the shareholder's Class A shares shall be reclassified to Class B shares. The request shall be made in writing and must have been received by the Board of Directors no later than on the last day of the specific Reclassification period. The request shall state (i) the number of Class A shares that the shareholder wants to reclassify or (ii) the maximum percentage of the total number of votes in the Company, that the shareholder wants to hold, after reclassification has been completed of all Class A shares requested to be reclassified during the specific Reclassification period. When making a request according to alternative (ii) above, the shareholder shall also state the total number of Class A and Class B shares that the shareholder holds at the time of the request.

By the end of each Reclassification period, the Board of Directors shall consider the question of reclassification. Immediately thereafter, the Board of Directors shall report the reclassification to the Swedish Companies Registration Office (Sw. Bolagsverket) for registration. The reclassification is effected when it has been registered and the reclassification been noted in the Swedish Central Securities Depository.

§ 6

The board shall consist of no less than three and no more than nine directors.

§ 7

The Company shall have no more than three auditors with up to three deputy auditors. The auditors term of office shall last until the end of the Annual General Meeting which is held during the fourth financial year after the auditor was appointed.

§ 8

The Company's financial year shall be the calendar year.

§ 9

Notice of a General Meeting of shareholders shall be published in the Official Swedish Gazette (Post- och Inrikes Tidningar) as well as on the Company’s website. At the same time as the notice is published, an announcement that the notice has been issued shall be published in Svenska Dagbladet.

§ 10

A shareholder that wishes to participate at the general meeting shall, firstly, have been registered as shareholder in a transcript of the entire share register with respect to the situation five business days before the meeting, and secondly, register with the Company no later than 1 p.m. on the registration day set forth in the notice convening the meeting. Such registration day must not be a Sunday, any other public holiday, a Saturday, Midsummer's Eve, Christmas Eve, New Year's Eve or any day earlier than five week days prior to the meeting.

A shareholder attending a general meeting may be accompanied by an assistant, however only where the shareholder has provided notification hereof in accordance with the foregoing paragraph.

§ 11

The shareholder or nominee who on the record date is registered in the share register and in a central securities depository register pursuant to Chapter 4 of the Financial Instruments Accounts Act (1998:1479) or any person who is registered in a central securities depository account pursuant to Chapter 4, Section 18 paragraph 6-8 of the mentioned Act, shall be deemed to be authorised to exercise the rights set out in Chapter 4, Section 39 of the Companies Act (2005:551).

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